Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the inclusion in this registration statement on Form S-1 of DelMar Pharmaceuticals, Inc. of our report dated March 27, 2013 relating to the financial statements of Del Mar Pharmaceuticals (BC) Ltd., which appears in the Form S-1. We also consent to the references to us under the heading “Experts” in such registration statement.

Chartered Accountants
Vancouver, British Columbia
June 14, 2013